EHIBIT 10.7

LOCK-UP AGREEMENT

This Lock (“Agreement”) is made and effective this 6th day of November, 2003 by and between Mannatech, Incorporated (“Company”), a Texas corporation with its principal place of business located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and Stan Fredrick (“Fredrick”) whose principal address is 3509 Wingren, Irving, Texas 75062.

WITNESSETH:

WHEREAS, Company is in the business of operating a network marketing company which sells a proprietary line of dietary supplements, cosmetics and over-the-counter products (“Products”) and which compensates its distributors (“Associates”) by a defined compensation plan in the United States, Canada, Australia, New Zealand, Japan and the United Kingdom;

WHEREAS, Fredrick or a trust controlled by him owns certain shares of Common Stock of the Company (“Shares)”;

WHEREAS, the Parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares subject to the terms and conditions of this Agreement;

WHEREAS, Fredrick has agreed to certain restrictions on the sale of Shares subject to the terms and conditions of this Agreement;

WHEREAS, Company intends to enter into a confidential relationship with Fredrick whereby Fredrick will acquire an intimate knowledge and access to Company’s business and will obtain or has obtained specialized skills. Company will permit Fredrick to have access to and to utilize the business goodwill, cost and pricing information, Confidential Information (as defined herein) and various trade secrets of Company, including without limitation, marketing programs, business relationships, customer lists, business plans, financial data, privileged legal information and other compilations of information developed by Company and essential to its business; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and upon the terms, conditions and provisions hereinafter set forth, Company and Fredrick do hereby agree as follows:

ARTICLE I.

DUTIES AND COMPENSATION

1.1	Term. The term of this Agreement, unless otherwise modified in writing, is for a two (2) year calendar period, beginning June 15, 2003 and ending June 15, 2005 (the “Term”). The Term shall be extended automatically for an additional successive one (1) calendar year period as of each anniversary of the effective date after the initial term; provided however, that if either party shall give written notice to the other at least thirty days prior to such anniversary, then no such automatic extension shall occur and Fredrick’s obligations under this Agreement shall terminate on the day prior to such anniversary.

1.2	Compensation. In exchange for the Share restrictions and other obligations as set forth herein, the Company agrees to pay Fredrick $185,000 annually payable on a monthly basis in equal installments.

1.3	Independent Contractor. The Parties agree that this Agreement shall not be considered an employment agreement nor is it an offer for employment. Fredrick will not be eligible for any employee benefits, nor will Company make deductions from payments to Fredrick for taxes, insurance, bonds or the like.

ARTICLE II

LOCK-UP AGREEMENT

2.1	Lock-Up Period. Except as contemplated in this Agreement (the “Lock-Up Period”), Fredrick hereby agrees during the term of this Agreement, that he will not offer, sell, assign, pledge, transfer, hypothecate, contract to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, and except to a family member or family controlled trust, upon prior written notification to the Company, any of the Shares or securities convertible into or exchangeable or exercisable for any shares of common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such aforementioned transaction is to be settled by delivery of the Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Company. Any securities received upon exercise of options granted to Fredrick will also be subject to the provisions set forth in this Article II. Fredrick agrees and consents to the entry and stop transfer instructions with Company’s transfer agent against any transfer of shares of common stock held directly or indirectly by Fredrick not in compliance with this Agreement.

2.2.	Extended Lock-Up. The Lock-Up shall be extended so long as the Company continues to pay Fredrick in accordance with Section 1.2 hereof or until the Company makes a secondary offering of its common stock.

ARTICLE III.

CONFIDENTIAL INFORMATION

3.1	Prior to and during the course of the Agreement, Fredrick will be given access to Company’s Confidential Information concerning Products and the business operations of Company.

3.2	Fredrick acknowledges that in the further course of the Agreement with Company, Fredrick will gain a close, personal and special influence with Company’s customers and will be acquainted with all of Company’s business, particularly Company’s Confidential Information concerning the business of Company and its affiliates.

3.3	For purposes of this Agreement “Confidential Information” shall mean and include information disclosed to Fredrick or known by Fredrick, not generally known in

Company’s industry, or otherwise known to Fredrick or received from a source other than the Company about Company’s products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.

3.4	Fredrick recognizes that his position with Company is one of the highest trust and confidence by reason of Fredrick’s access to the Confidential Information and Fredrick agrees to use his best efforts and will exercise utmost diligence to protect and safeguard the Confidential Information. In this respect, Fredrick agrees that fulfilling the obligations of this Article III constitutes valuable consideration for which the Company has agreed to make such Confidential Information known to him.

3.5	Except as may be required by Company in connection with and during the Agreement with Company, or with the express written permission of Company, Fredrick shall not, directly or indirectly, download, print out, copy, remove from the premises of Company, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information of Company, its customers, contractors, or any other person or entity with which Company has a business relationship.

3.6	Fredrick agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports or other documents or similar items made or compiled by Fredrick, made available to him or otherwise coming into his possession during the Agreement concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by Company concerning the Confidential Information or concerning any other business or activity of Company shall remain at all times the property of Company and shall be delivered to Company upon termination of this Agreement or at any other time upon request.

3.7	Fredrick agrees that during the term of this Agreement or upon termination thereof, and if requested by Company to do so, he will sign an appropriate list of any and all Confidential Information of Company of which he has knowledge about or which he has acquired information.

3.8	Fredrick acknowledges that the violation of any of the provisions of this Section 3 will cause irreparable loss and harm to Company which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, Company will be entitled, without posting bond or other security, to injunctive and other equitable relief to enforce the provisions of this Section 3; but no action for any such relief shall be deemed to waive the right of Company to an action for damages.

ARTICLE IV

TERMINATION

This Agreement shall become null and void, and no further payment obligations shall become due upon the death of Fredrick.

ARTICLE V

MISCELLANEOUS

5.1	Enforcement. It is the express intention of the Parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope permitted by law, it is expressly agreed that such covenant may be reformed or modified by the award or decree of an arbitrator, if applicable (“Reformation”). The Reformation shall be governed by a final judgment of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect, even after formation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.2	Adequacy of Consideration; Separate Agreements. Fredrick agrees that the Lock-Up agreements and Confidentiality agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the termination thereof.

5.3	Representation and Warranties. Fredrick represents and warrants that:

5.3.1	He has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking this relationship with Company;

5.3.2	With respect to Article II hereof, all of the shares of Shares held by Fredrick are Shares free and clear of any claims, liens, encumbrances, pledges, security interests or other arrangements or restriction whatsoever, except for such legend and related transfer restrictions as required under the Securities Act of 1933, as amended;

5.3.3	The performance of the this Agreement does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party;

5.3.4	Fredrick has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement except those enterprises otherwise disclosed herein.

5.4	Agreement to Perform Necessary Acts. Fredrick agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

5.5	Injunctive Relief. Fredrick recognizes and acknowledges that damages in the event of his breach of certain provisions of this Agreement would be inadequate, and Fredrick agrees that Company, in addition to all other remedies it may have, shall have the right to injunctive relief via arbitration if there is a breach by Fredrick of any one or more of the provisions contained herein.

5.6	Arbitration. Arbitration, including the right to invoke injunctive relief and any emergency relief or measures provided for, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between Company and Fredrick concerning the Agreement or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, Company and Fredrick agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas. The effective rules at the time of the commencement of the Commercial Arbitration of the American Arbitration Association shall control the arbitration. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration in this matter. The arbitrator’s decision will be final and binding upon the Parties. The Parties further agree to abide by and perform any award rendered by the arbitrator. Each party in such proceeding shall pay its own attorney’s fees. In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

5.7	Notices. Notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service to the address as first written above.

5.8	No Agency. This Agreement does not constitute a joint venture or partnership of any kind between Company and Fredrick.

5.9	Assignment. In the event Fredrick assigns the Shares to a family member or trust (“Assignee”) as contemplated in Section 2.1, the Assignee, its successors, representatives and assigns, whether individually and/or collectively, shall be bound by all of the terms and conditions of this Agreement.

5.10	Waiver. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any breach of such term or condition.

5.11	Authority. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

5.12	Captions. The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

5.13	Governing Law. The Parties hereto agree that this Agreement shall be governed by the laws of the State of Texas without regard to the conflicts of law principles. The Parties further agree that exclusive jurisdiction and venue to enforce the arbitration provisions of this agreement shall be in a state or federal court of appropriate jurisdiction in Dallas County, Texas. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

5.14	Disclosure. Each of the Parties agree to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except the financial, tax and legal advisors of the other (and the Board of Directors of Company) unless required to disclose the same to others by legal process, in which event the Party so ordered shall first give notice to the other Party and an opportunity to seek a protective order. This Agreement may be disclosed or appended as an exhibit to any securities filing required to be made by Company. However, after having been so disclosed or appended, Fredrick shall have no further duty of confidentiality concerning this Agreement, as set forth in this paragraph.

5.15	Approvals and Consents. This Agreement is subject to the approval of the Board of Directors and the Compensation Committee of Company.

5.16	Acknowledgement. Fredrick affirms and attests by signing this Agreement that he has read this Agreement before signing it and that he fully understands its purposes, terms, and provisions, which he hereby expressly acknowledges to be reasonable in all respects. Fredrick further acknowledges receipt of one (1) copy of this Agreement.

5.17	Counterparts. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto, effective as of the 6th day of November, 2003.

/s/ J. Stanley Fredrick

J. Stanley Fredrick

COMPANY:

MANNATECH, INCORPORATED

A Texas Corporation

By: /s/ Samuel L. Caster

Samuel L. Caster

Its: Chairman & CEO